Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 21, 2015

Registration Statement Nos. 333-196801 and 333-196801-04

Ford Lease (FORDL 15-B) FULL PRICING DETAILS

JT-BOOKS:                                Credit Agricole(str)/Bradesco BBI/Goldman Sachs/JPMorgan

CO-MGRS:                                 SMBC Nikko/Unicredit

SELLING GRP:          Academy/Great Pacific

CLS	SIZE($MM)	RTGS(S/F)	WAL	L.FNL	BNCH	SPD	YLD	CPN	$PX
A-1	160.00	A-1+/F-1+	0.31	11/15/16	Yield		0.43%	0.43%	100.00
A-2a	217.00	AAA/AAA	1.16	05/15/18	EDSF	+53bps	1.044%	1.04%	99.99801
A-2b	170.00	AAA/AAA	1.16	05/15/18	1ML	+53bps		L+53bp	100.00
A-3	247.00	AAA/AAA	1.83	12/15/18	EDSF	+70bps	1.394%	1.38%	99.98201
A-4	108.00	AAA/AAA	2.24	02/15/19	ISWAPS	+77bps	1.555%	1.54%	99.97808
B	50.70	AA+/AA	2.43	03/15/19	ISWAPS	+110bps	1.931%	1.92%	99.99227
C	47.30	— NOT OFFERED —

FORMAT	:	SEC-REG
ERISA ELIGIBLE	:	YES
EXPECTED SETTLE	:	10/27/15
FIRST PAY DATE	:	11/16/15
EXPECTED RATINGS		S&P/FITCH
TICKER		FORDL 2015-B
MIN DENOMS		$1k by $1k
B&D		Credit Agricole Securities

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-807-6030.